Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228584 and 333-234764 on Form S-3, and Registration Statement Nos. 333-188552, 333-215798, 333-228637, and 333-235671 on Form S-8 of Diamondback Energy, Inc., of our report dated February 24, 2021, relating to the financial statements of QEP Resources, Inc. incorporated by reference in this Current Report on Form 8-K of Diamondback Energy, Inc. from the Annual Report on Form 10-K of QEP Resources, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 17, 2021